Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the attachment of our reports related to the balance sheets of Woodridge Labs, Inc. as at December 31, 2005 and 2004 and the statements of income, retained earnings and cash flows for each year in the two-year period ended December 31, 2005 as an Exhibit to the Current Report on Form 8-K of Nextera Enterprises, Inc., which is to be filed with the Securities and Exchange Commission in connection with the acquisition of substantially all of the assets of Woodridge Labs, Inc. by a wholly owned subsidiary of Nextera Enterprises, Inc.

/s/ Ronald L. Lino
Weil & Company
Santa Monica, California
March 1, 2006